UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number 000-21505

                        Intensiva HealthCare Corporation
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             (Exact name of registrant as specified in its charter)

   7733 Forsyth Boulevard, Suite 800, St. Louis, Missouri 63105 (314) 725-0112
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                        (Address, including zip code, and
                           telephone number, including
                           area code, of registrant's
                               principal executive
                                    offices)

                     Common Stock, Par Value $.001 per Share
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            (Title of each class of securities covered by this Form)

                                       N/A
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)      [  X  ]     Rule 12h-3(b)(1)(i)      [ X   ]
Rule 12g-4(a)(1)(ii)     [     ]     Rule 12h-3(b)(1)(ii)     [     ]
Rule 12g-4(a)(2)(i)      [     ]     Rule 12h-3(b)(2)(i)      [     ]
Rule 12g-4(a)(2)(ii)     [     ]     Rule 12h-3(b)(2)(ii)     [     ]
                                     Rule 15d-6               [     ]

Approximate  number of  holders  of  record  as of  the certification or  notice
date:    1

Pursuant to the requirements of the Securities Exchange Act of 1934 Intensiva HealthCare Corporation (name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  December 18, 1998                By:  /s/ David W. Cross
       -----------------------             -----------------------------
                                           David W. Cross
                                           President and Chief Executive Officer


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.